EX-99(1)(d)

AMENDMENT TO THE AGREEMENT AND DECLARATION OF TRUST
OF
DELAWARE INVESTMENTS FLORIDA INSURED MUNICIPAL INCOME FUND

The Delaware Investments Florida Insured Municipal Income Fund, a Massachusetts business trust (the “Fund”), hereby certifies to the Corporations Division, Office of the Secretary of the Commonwealth of Massachusetts (the “Department”) that:

FIRST:  The name of the Fund is DELAWARE INVESTMENTS FLORIDA INSURED MUNICIPAL INCOME FUND.

SECOND:  The Fund is registered with the U.S.  Securities and Exchange Commission as a closed-end management investment company under the Investment Company Act of 1940, as amended.

THIRD:  Pursuant to Chapter 182 of the Massachusetts General Laws, and Article IV of the Restated and Amended Declaration of Trust, as amended and supplemented to date, of the Fund (the “Declaration of Trust”), the Declaration of Trust is further amended by amending current Section 8(f) of the Certificate of Vote of Trustees Establishing of Two Series of Preferred Shares, as filed with the Department on May 12, 1993, to read as follows:

(f) Within ten Business Days after delivery of such report relating to the last Business Day of each fiscal year end of the Fund, and within ten Business Days after delivery of such report relating to the Date of Original Issue and any Cure Date, the Fund will deliver to the Remarketing Agent, S&P and Moody’s a letter prepared by the Fund’s independent accountants regarding the accuracy of the calculations made by the Fund in its most recent Certificates of Preferred Share Basic Maintenance Amount, Minimum Liquidity Level and the 1940 Act Asset Coverage and in Certificates of Preferred Share Basic Maintenance Amount, Minimum Liquidity Level and 1940 Act Asset Coverage on a Valuation Date during such fiscal year selected at random by such accountants.  If any such letter prepared by the Fund’s independent accountants shows that an error was made in any of the most recent Certificates of Preferred Share Basic Maintenance Amount, Minimum Liquidity Level and 1940 Act Asset Coverage, the calculation or determination made by the Fund’s independent accountants will be conclusive and binding on the Fund and notice of such discrepancy shall be given in writing to each of Moody’s and S&P.

FOURTH:  The foregoing Amendment to the Declaration of Trust as set forth above has been duly approved by:  (i) a majority of the entire Board of Trustees of the Fund; (ii) a majority of the holders of Shares (as defined in the Declaration of Trust) of beneficial interest of the Trust; and (iii) a majority of the holders of the shares of the Preferred Shares (as defined in the Declaration of Trust), each as required by law or the Declaration of Trust.

FIFTH:  This Amendment to the Declaration of Trust as set forth above does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of the Shares of beneficial interest of the Fund and Preferred Shares that is the subject of the amendment.

SIXTH:  This Amendment to the Declaration of Trust shall become effective on December 9, 2004.

IN WITNESS WHEREOF, the Fund has caused this Amendment to the Declaration of Trust to be signed in its name and on its behalf by its President and witnessed (or attested) by its Assistant Secretary on December 8, 2004.

DELAWARE INVESTMENTS FLORIDA INSURED MUNICIPAL INCOME FUND

By:         /s/ Jude T. Driscoll
Jude T. Driscoll
President
Witness:  (Attest)

/s/ Anthony G. Ciavarelli
Name:  Anthony G. Ciavarelli
Title:   Assistant Secretary

THE UNDERSIGNED, President of the DELAWARE INVESTMENTS FLORIDA INSURED MUNICIPAL INCOME FUND, who executed on behalf of the Fund the foregoing Amendment to the Declaration of Trust, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Fund, the foregoing Amendment to the Declaration of Trust to be the corporate act of the Fund and further hereby certifies that, to the best of his knowledge, information and belief, the matters set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

/s/ Jude T. Driscoll
Name:  Jude T. Driscoll
Title:    President